Exhibit 14.1

IPEC HOLDINGS INC.
CODE OF ETHICS
for
SENIOR FINANCIAL OFFICERS

This Code of Ethics applies to IPEC Holdings Inc.’s (“IPEC”) President (Chief Executive Officer), Treasurer, Chief Financial Officer, Corporate Controller and other such individuals as determined from time to time by the Board of Directors and appropriate legal counsel (for purposes of this Code of Ethics, collectively called “Financial Professionals”). IPEC expects all employees, in performing their job responsibilities, to act with the highest standards of personal and professional integrity, to comply with all applicable laws and regulations, and to abide by all policies and procedures adopted by IPEC from time to time. This Code of Ethics is in addition to the foregoing with respect to all Financial Professionals.

IPEC Financial Professionals must always:

1.	Act with honesty and integrity, including the appropriate handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Provide full, fair, accurate, timely, and understandable disclosure in reports and documents that IPEC files with, or submits to, the Securities and Exchange Commission (the “Commission”) and in other public communications made by IPEC;

3.	Comply with applicable governmental laws, rules and regulations;

4.	Promptly report violations of this Code of Ethics to the chair of the Audit Committee of the Board of Directors and to the Chief Compliance Officer designated by the Board of Directors.

5.	Respect the confidentiality of information acquired in the course of their tenure at IPEC;

6.	Maintain the requisite skill-set for administering their duties at IPEC;

7.	Promote, as appropriate, contact by employees with the chair of the Audit Committee of the board of directors for any issues concerning improper accounting or financial reporting of IPEC without fear of reprisal; and

8.	Actively promote ethical and honest behavior within all IPEC places of business and amongst all IPEC employees.

9.	Comply with IPEC’s Handbook for Employees, as than in effect, and any other code of business conduct for employees and other persons that IPEC may adopt.

All Financial Professionals are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or inappropriately influence IPEC’s independent public accountant engaged in the performance of an audit or review of the financial statements of IPEC for the purpose of rendering the financial statements of IPEC misleading.

The Audit Committee of the Board of Directors must approve any waiver or amendment of this Code of Ethics, and any such waiver or amendment shall be disclosed promptly as required by law, SEC regulations, or trading market regulations.

All Financial Professionals will be held accountable for their compliance with this Code of Ethics. Failure to abide by the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law, and may result in civil and criminal penalties for the individual, his or her supervisor and/or IPEC.

If a Financial Professional has any questions regarding the best course of action in a particular situation, he or she should promptly contact the Chair of the Audit Committee of the Chief Compliance Officer. An individual may choose to remain anonymous in reporting any possible violation of this Code of Ethics.